CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our report on the financial statements of Independent Cellular Network, Inc. And Affiliates (a Delaware corporation) dated March 16, 1996 (except for Note 14, to which the date is May 31, 1996), included in 360(degree) Communications Company's Form 8-K dated November 1, 1996, which document is incorporated by reference in 360(degree) Communications Company's Form S-3 registering $500,000,000 of Debt Securities and Warrants to Purchase Debt Securities.



                                                           ARTHUR ANDERSEN LLP

Chicago, Illinois
February 4, 1997
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